Exhibit 10.4
CONFIDENTIAL
EXECUTION VERSION

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
SETTLEMENT AND LICENSE AGREEMENT
This SETTLEMENT AND LICENSE AGREEMENT (“Agreement”), effective as of the Effective Date (as defined below), is made by and among Endo Pharmaceuticals Inc., a Delaware corporation having its principal place of business at 100 Endo Boulevard, Chadds Ford, PA 19317 (“Endo”), Penwest Pharmaceuticals Co., a Washington corporation having its principal place of business at 2981 Route 22, Suite 2, Patterson, NY 12563 (“Penwest”), and Impax Laboratories, Inc., a Delaware corporation having its principal place of business at 30831 Huntwood Avenue, Hayward, California 94544 (“Impax”). Endo, Penwest and Impax are hereinafter collectively referred to as the “Parties”, and each individually as a “Party”.
RECITALS
     WHEREAS, Endo, Penwest and Impax are parties to patent infringement litigations in the United States District Court for the District of New Jersey (as further defined below, the “New Jersey Actions”); and
     WHEREAS, the Parties seek to resolve the New Jersey Actions without further litigation.
     NOW, THEREFORE, in consideration of the covenants, conditions and obligations expressed herein, and intending to be legally bound thereby, the Parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.1. Definitions. The following terms will have the meanings provided below:
     “Affiliate” means any person, corporation, company, partnership, joint venture or other entity controlling, controlled by or under common control with the applicable party. For such purpose, the term “control” means the holding of fifty percent (50%) or more of the common voting stock or ordinary shares in, or the right to appoint fifty percent (50%) or more of the directors of, or otherwise possessing the power to direct or cause the direction of the management and policies of the said corporation, company, partnership, joint venture or entity.
     “Agreement” has the meaning specified in the introductory paragraph hereof.
     “ANDA” means an Abbreviated New Drug Application, as defined in 21 U.S.C. 355(j) et seq., and the regulations promulgated thereunder.
     “Commencement Date” means:
     (a) with respect to the 5mg, 10mg, 20mg, 30mg and 40mg dosage strengths of the Impax Product and any future dosage strengths of the Impax Product under the Impax

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ANDA for which Impax obtains first applicant status as described in Section 505(j)(5)(B)(iv) of the FD&C Act, the date that is the earliest of:
          (i) January 1, 2013;
          (ii) thirty (30) days after the date of a final federal court decision that is no longer subject to appeal (other than by a petition for writ of certiorari) holding all asserted and adjudicated claims of the Opana® ER Patents to be (A) invalid or unenforceable in any lawsuit or (B) non-infringed in a lawsuit involving Endo and/or Penwest in response to a filing by a Third Party under Section 505(j) of the FD&C Act referencing the Opana® ER Product; and
          (iii) the date that the patent information submitted under Section 505(b) of the FD&C Act is withdrawn by Endo and/or Penwest (21 U.S.C. § 355(j)(5)(D)(i)(I)); and
     (b) with respect to the 7.5mg and 15mg dosage strengths of the Impax Product and any future dosage strengths of the Impax Product under the Impax ANDA for which Impax does not obtain first applicant status as described in Section 505(j)(5)(B)(iv) of the FD&C Act, the date that is the earliest of:
          (i) January 1, 2013;
          (ii) the date of a final federal court decision that is no longer subject to appeal (other than by a petition for writ of certiorari) holding all asserted and adjudicated claims of the Opana® ER Patents to be (A) invalid or unenforceable in any lawsuit or (B) non-infringed in a lawsuit involving Endo and/or Penwest in response to a filing by a Third Party under Section 505(j) of the FD&C Act referencing the Opana® ER Product; and
          (iii) the date on which a Third Party commences commercial sale of an FDA approved generic extended release oxymorphone product that is AB rated to Opana® ER Product, provided that if such commercial sale is made at risk, and Endo and/or Penwest are successful in causing such commercial sale to halt, then the Commencement Date will be deemed not to have occurred and Impax will not launch or continue selling the Impax Product as a result of such commercial sale.
     “Covenant Not To Sue” has the meaning specified in Section 4.1(b).
     “Dismissal Date” means the date on which the Stipulation of Dismissal and Order attached hereto as Appendix A is approved and entered as an order of the court by the court in the New Jersey Actions.
     “DOJ” has the meaning specified in Section 2.1.
     “Effective Date” means June 8, 2010.
     “Endo” has the meaning specified in the introductory paragraph hereof.

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     “Endo Credit” means an amount equal to the product obtained by multiplying (i) the difference between the [**] and the [**] by (ii) the [**]. For the sake of clarity, if the difference reflected in clause (i) were [**], then clause (i) would be equal to [**], and not [**].
     “Endo Net Sales” means the gross amounts invoiced by Endo for the sale of Endo Products by Endo to Third Parties, less deductions customarily deducted by Endo in the ordinary course in accordance with U.S. generally accepted accounting principles, consistently applied, throughout the period beginning July 1, 2010 and ending on the day before the Commencement Date.
     “Endo Product” means the Opana® ER Products for which Impax has obtained first applicant status, as described in Section 505(j)(5)(B)(iv) of the FD&C Act.
     “Exclusivity Period” has the meaning specified in Section 4.1(c).
     “Existing Patents” has the meaning specified in Section 4.1(a).
     “FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.
     “FD&C Act” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.
     “FDB Data” means data maintained by First DataBank, Incorporated relating to the sale of pharmaceutical drug products in the Territory.
     “FTC” has the meaning specified in Section 2.1.
     “Impax” has the meaning specified in the introductory paragraph hereof.
     “Impax ANDA” means ANDA No. 79-087, and any amendments or supplements thereto.
     “Impax Parties” has the meaning specified in Section 4.1(b).
     “Impax Product” means any product that (i) is the subject of the Impax ANDA as of the Effective Date, or (ii) is the subject of the Impax ANDA and which is substantially equivalent to those products that are the subject of the Impax ANDA as of the Effective Date, including any future dosage strengths of the product that is the subject of the Impax ANDA as of the Effective Date. For clarity, a product will be considered “substantially equivalent” to those products that are the subject of the Impax ANDA as of the Effective Date if regulatory approval of such product by the FDA would not require the performance of any additional bioequivalence studies (other than bioequivalence studies required by the FDA for new dosage strengths of or new reference listed drug descriptions for the product that is the subject of the Impax ANDA as of the Effective Date or any other changes that do not substantially change the formulation of the products subject to the Impax ANDA), and if its formulation is substantially the same

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formulation as the products that are the subject of the Impax ANDA as of the Effective Date.
     “IMS Data” means data maintained by IMS Health Incorporated relating to the sale of pharmaceutical drug products in the Territory.
     “License” has the meaning specified in Section 4.1(a).
     “License Term” has the meaning specified in Section 4.2(a).
     “Licensed Patents” has the meaning specified in Section 4.1(a).
     “Market Share Profit Factor” means the factor obtained by multiplying [**] (generic substitution rate) by [**].
     “Market Share Profit Value” means the factor obtained by multiplying: [**].

[**]	[**]	[**]
[**]
     “NDA” means a New Drug Application, as defined in 21 U.S.C. 355(b) et seq., and the regulations promulgated thereunder.
     “Net Sales” means the gross amount invoiced by or on behalf of Impax for the sale of Impax Products to Third Parties, less deductions for: (i) normal and customary trade, cash and quantity discounts actually given, credits, price adjustments or allowances for damaged Impax Products, returns or rejections of Impax Products, free goods valued at transfer price provided in lieu of discounts or rebates; (ii) chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers and other price reduction programs customary to the trade or required by law; (iii) freight, shipping insurance and other transportation expenses directly related to the sale (if actually borne by Impax without reimbursement from any Third Party); (iv) required sales and distribution commissions/fees payable to any Third Party providing sales or distribution services to Impax; (v) sales, value-added and excise taxes, tariffs and duties, surcharges and other taxes and government charges directly related to the sale, to the extent such items are included in the gross invoice price and actually borne by Impax without reimbursement from any Third Party (but not including taxes assessed against the income derived from such sale); (vi) administrative fees, marketing fees and other similar fees, payments or credits paid to unaffiliated Third Parties customary to the trade or required by law to the extent such fees, payments and credits are customarily deducted from gross sales, and (vii) commercially reasonable write-offs for doubtful accounts for Impax Product sold by or on behalf of Impax. Net Sales shall be determined in all cases in accordance with U.S. generally accepted accounting principles.

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     “New Jersey Actions” means Endo Pharmaceuticals Inc. and Penwest Pharmaceuticals Co. v. Impax, Civil Action Nos. 09-831, 09-832 and 09-833 (KSH-PS).
     “Opana® ER Generic Product” means any generic version of an Opana® ER Product that is the subject of an application filed under Section 505(b)(2) or Section 505(j) of the FD&C Act.
     “Opana® ER Patents” means U.S. Patents 5,662,933, 5,958,456 and 7,276,250, and any U.S. patents resulting from any reissue or reexamination thereof.
     “Opana® ER Product” means any product marketed and/or sold under the Opana® NDA.
     “Opana® NDA” means NDA No. 21-610 and any amendments or supplements thereto.
     “Orange Book” means the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations.
     “Paragraph IV Certification” means a paragraph IV certification under Section 505(j)(2)(A)(vii)(IV) of the FD&C Act (21 U.S.C. § 355(j)(2)(A)(vii)(IV)).
     “Party” and “Parties” have the meanings specified in the introductory paragraph hereof.
     “Pending Applications” has the meaning specified in Section 4.1(a).
     “Penwest” has the meaning specified in the introductory paragraph hereof.
     “Person” means any person, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.
     “Pre-Impax Amount” means, expressed as a percentage, [**] or (ii) if the Commencement Date is earlier than January 1, 2013 pursuant to the terms hereof, the [**], divided by the [**].
     “Prescription Sales” means for any month, the sum of, for each strength of the Endo Product, (i) [**] Data multiplied by (ii) [**].
     “Quarterly Peak” means the highest Prescription Sales of the Endo Product during any calendar quarter period from July 1, 2010 through September 30, 2012, or the last day of the full calendar quarter described in clause (ii) of the defined term Pre-Impax Amount.
     “Territory” means the United States of America, its territories, districts, possessions and commonwealths, including the Commonwealth of Puerto Rico.

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     “Third Party” means any Person other than Impax, Endo, Penwest and their respective Affiliates.
     “Trigger Threshold” means [**] percent ([**]%).
ARTICLE II.
SUBMISSION TO U.S. GOVERNMENT
     Section 2.1. Submission To U.S. Government. The Parties will submit this Agreement and any ancillary and other related agreements thereto to the Antitrust Division of the United States Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) for review as promptly as practical after the Effective Date, and in any event within the period prescribed by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and other applicable law. Each of the Parties will use its respective reasonable best efforts to fully cooperate with any investigation that may ensue as a result of such submission. If any government investigation or litigation is instituted, each Party will use its respective reasonable efforts to defend this Agreement and any ancillary and other related agreements thereto in any such investigation or litigation, and to resist and contest any proposals or efforts to materially alter the terms thereof so as to permit the Parties to fulfill their obligations under and to obtain the full benefits contemplated by this Agreement and any ancillary and other related agreements thereto, including using their reasonable efforts to promptly meet in good faith to renegotiate and modify this Agreement, provided that such modifications do not materially change the economic value of the transactions contemplated hereby. Each Party reserves the right to communicate with the FTC or DOJ regarding such filings as it believes appropriate. Each Party shall keep the other Parties reasonably informed of such communications and shall not disclose any confidential information of the other Parties without such other Parties’ consent, which will not be unreasonably withheld or delayed.
     Section 2.2. No Prejudice. If at any time this Agreement or any ancillary or other related agreements thereto is rendered null and void with respect to the Territory or any portion thereof by the actions of a Third Party or government entity, it is the intent of the Parties that (i) no Party will be in any way prejudiced with respect to its claims, causes of action, defenses and counterclaims in the New Jersey Actions in such jurisdiction or otherwise, (ii) no consent judgment, order or dismissal entered by a Party pursuant to this Agreement in the Territory or portion thereof, as applicable, will be deemed an admission on the part of such Party, (iii) the Parties will be free to assert any and all claims and defenses with respect to the reinstated portion of the New Jersey Actions in any future litigation, and (iv) the provisions of Section 8.3 shall apply.
ARTICLE III.
SETTLEMENT; DISMISSAL OF ACTION
     Section 3.1. Required Filings. No later than three (3) days after the Effective Date, Impax, Endo and Penwest will execute and deliver to the other Parties, or cause their respective attorneys of record in the New Jersey Actions to execute and deliver to

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the other Parties, the Stipulation of Dismissal and Order attached hereto as Appendix A, pursuant to which the New Jersey Actions will be dismissed with prejudice and without costs, and the attorneys for Endo and Penwest shall submit such executed Stipulation of Dismissal and Order to the court in the New Jersey Actions. If for any reason the court in the New Jersey Actions does not approve the Stipulation of Dismissal and Order and enter it as an order of the court, the Parties agree to confer promptly in good faith in an effort to modify the Stipulation of Dismissal and Order and this Agreement or take such other action as is required to overcome the court’s objections.
     Section 3.2. Impax Sale Commencement Date. Subject to this Section 3.2, Impax agrees, on behalf of itself and its Affiliates, not to, prior to the applicable Commencement Date, directly or indirectly market, offer to sell, sell, import, manufacture or have manufactured in or for the Territory any Opana® ER Generic Product, or directly or indirectly assist or authorize any Third Party to do any of the foregoing. Impax shall have the right to make commercially reasonable preparations prior to the Commencement Date as set forth below. Nothing in this Agreement shall preclude Impax or its Affiliates from manufacturing, having manufactured, importing or marketing the Impax Products in or for the Territory for a reasonable period of time, as set forth below, prior to the applicable Commencement Date solely for the purpose of allowing Impax and its Affiliates to prepare for the commercial sale of such Impax Products for delivery in the Territory for sale only on and after the Commencement Date pursuant to Section 4.1 or for purposes of conducting activities protected under 35 U.S.C. § 271(e)(1). A reasonable period of time for purposes of the foregoing sentence shall be no more than [**] days prior to the anticipated applicable Commencement Date for the marketing of and offers to sell the Impax Products and a commercially reasonable period of time prior to the anticipated applicable Commencement Date for the manufacturing and importing of the Impax Products. Impax will provide notice to Endo and Penwest as soon as practicable, and in any event prior to launch of the Impax Product, if it believes that the Commencement Date will be earlier than January 1, 2013. Impax acknowledges and agrees that Endo and Penwest would be irreparably harmed should Impax breach the first sentence of this Section 3.2. Nothing in the Agreement shall prohibit or preclude Impax from exercising its rights under 35 U.S.C. § 271(e)(1).
     Section 3.3. No Challenge to Opana® ER Patents. From and after the Effective Date, Impax agrees, on behalf of itself and its Affiliates, not to, directly or indirectly, challenge the validity or enforceability of the Licensed Patents with respect to any product that is the subject of the Impax ANDA or the infringement of the Licensed Patents by the manufacture, use and sale of any product that is the subject of the Impax ANDA, including by suing, directly or indirectly, Endo, Penwest or any of their respective Affiliates in any action in any forum seeking an order or decision that any of the Licensed Patents is invalid or unenforceable with respect to any product that is the subject of the Impax ANDA or that the manufacture, use or sale of any product that is the subject of the Impax ANDA does not infringe the Licensed Patents. Further, Impax will not, and will cause its Affiliates to not, directly or indirectly, participate in or support any such challenges relating to any Opana® ER Generic Product by any Person. Notwithstanding the foregoing, nothing herein shall prevent Impax from (a) maintaining the Paragraph IV Certifications contained in the Impax ANDA, (b) amending the Impax

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ANDA, such as to include future Opana® ER Product dosages, or a Paragraph IV Certification to any patents that may be listed in the Orange Book for the Opana® ER Product, or (c) challenging the Licensed Patents with respect to any product that is not the subject of the Impax ANDA.
     Section 3.4. Costs; Dismissals. All dismissals of all claims and counterclaims specified in Section 3.1 will be without costs to any Party and will include an irrevocable release by each Party, on behalf of itself and its Affiliates, of all claims for attorneys’ fees. Each Party will bear its own costs in connection with entering into this Agreement and the negotiation and submission of the dismissals specified in Section 3.1.
     Section 3.5. No Implied Consents. Nothing herein will be deemed to be Endo’s or Penwest’s consent to or approval of any ANDA or similar application or filing by Impax or any of its Affiliates in any foreign jurisdiction, or to permit Impax or any of its Affiliates the right to reference or cross-reference any Endo NDA, Penwest NDA or similar application or filing.
     Section 3.6. Releases. (a) Except for the obligations created under this Agreement, and unless this Agreement is terminated pursuant to Section 8.2, Impax, on behalf of itself and its Affiliates, predecessors, successors and assigns, and all other Persons claiming by, through and under them, does hereby fully, finally release and forever discharge, relinquish and acquit, effective on the Dismissal Date, Endo and Penwest and their respective past and present Affiliates and their respective, predecessors, successors, assigns and their respective past and present Affiliates, shareholders, predecessors, successors, assigns, employees, officers, directors, principals, agents, attorneys, accountants, representatives, insurers, manufacturers, suppliers, importers, distributors and customers from any and all claims, rights, causes of action, counterclaims, defenses and liabilities whatsoever that, in each case accrued prior to the Effective Date, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether known or unknown, (i) that in any way arise out of, or are related to, any cause of action asserted in the New Jersey Actions; (ii) that relate to the Impax Products and could have been asserted in the New Jersey Actions now or upon the approval of the Impax Products; or (iii) that in any way arise out of, or are related to, the marketing or sale of Opana® ER Products, or the acquisition, listing in the FDA’s Orange Book or enforcement of the Opana® ER Patents, including without limitation any antitrust or unfair competition claims. Nothing in this release shall preclude Impax from asserting the invalidity, unenforceability or non-infringement of the Opana® ER Patents, any continuations, continuations-in-part, or divisionals thereof, and any patents and patent applications owned or controlled by, or licensed to, Endo or Penwest (or their respective Affiliates) in any future litigation concerning any product that is not the subject of the Impax ANDA.
          (b) Except for the obligations created under this Agreement, and unless this Agreement is terminated pursuant to Section 8.2, Endo and Penwest, on behalf of themselves and their respective Affiliates, predecessors, successors and assigns, and all other Persons claiming by, through and under them, do hereby fully, finally release and forever discharge, relinquish and acquit effective on the Dismissal Date, Impax and its

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predecessors, successors, assigns and their respective past and present Affiliates, shareholders, predecessors, successors, assigns, employees, officers, directors, principals, agents, attorneys, accountants, representatives, insurers, manufacturers, suppliers, importers, distributors and customers from any and all claims, rights, causes of action, counterclaims, defenses and liabilities whatsoever that, in each case accrued prior the Effective Date, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether known or unknown, (i) that in any way arise out of, or are related to, any cause of action asserted in the New Jersey Actions; (ii) that relate to the Impax Products and could have been asserted in the New Jersey Actions now or upon the approval of the Impax Products, including without limitation any antitrust or unfair competition claims relating thereto; or (iii) that relate to any activities in respect of the products that are the subject of the Impax ANDA that were engaged in by Impax or its Affiliates prior to the Effective Date and that would have given rise to a claim of infringement of the Licensed Patents. Nothing in this release shall preclude Endo or Penwest from asserting the Opana® ER Patents, any continuations, continuations-in-part, or divisionals thereof, and any patents and patent applications owned or controlled by, or licensed to, Endo or Penwest (or their respective Affiliates) in any future litigation concerning any product that is not the subject of the Impax ANDA.
ARTICLE IV.
LICENSE AND COVENANT NOT TO SUE
     Section 4.1. License; Covenant Not To Sue. (a) Subject to the terms and conditions herein, each of Endo and Penwest, on behalf of itself and its respective Affiliates, hereby grants to Impax and its Affiliates, effective only on and after the applicable Commencement Date (subject to Impax’s permitted pre-Commencement Date activities set forth in Section 3.2), and Impax hereby accepts (on behalf of itself and its Affiliates), a non-transferable (except in accordance with Section 9.6), non-sublicensable and royalty-free (except as set forth in Section 4.3) license (the “License”), under the Opana® ER Patents, any continuations, continuations in part, or divisionals thereof, and any patents and patent applications owned by Endo or Penwest (or their respective Affiliates) to the extent that Endo and/or Penwest has the right to grant a sublicense to such patents and applications that cover or could potentially cover the manufacture, use, sale, offer for sale, importation, marketing or distribution of products (or any components thereof) that are the subject of the Impax ANDA (the issued patents being the “Existing Patents” and the patent applications (and any patents issued thereunder) being the “Pending Applications” and the Existing Patents and Pending Applications being collectively the “Licensed Patents”), during the License Term, to make, have made, offer to sell, sell, have sold, market, distribute, import and use the Impax Products solely in or for the Territory.
          (b) Each of Endo and Penwest, on behalf of itself and its Affiliates and its officers and directors, covenants that it will not sue or assert any claim against, or otherwise participate in any action or proceeding against Impax or its Affiliates or their successors and permitted assigns or any of Impax’s suppliers, distributors, wholesalers or customers (collectively, the “Impax Parties”), or cause or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that the

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manufacture, use, sale, offer for sale, importation, marketing or distribution of Impax Products in or for the Territory on or after the applicable Commencement Date (subject to Impax’s or its Affiliates’ permitted pre-Commencement Date activities set forth in Section 3.2 and except for any activities in respect of the products that are the subject of the Impax ANDA that were engaged in by Impax or its Affiliates prior to the Effective Date and that would have given rise to a claim of infringement of the Licensed Patents) by or on behalf of Impax, infringes the Licensed Patents or any patents or patent applications licensed to Endo or Penwest (or their respective Affiliates) that cover or could potentially cover the manufacture, use, sale, offer for sale, importation, marketing or distribution of products (or any components thereof) that are the subject of the Impax ANDA, so long as Impax is in compliance with the terms of this Agreement (the “Covenant Not to Sue”).
          (c) The License granted in this Agreement to Impax is non-exclusive, except as provided in this Section 4.1(c). Endo and Penwest agree that, for the Exclusivity Period (as defined below), the License granted to Impax covering the 5mg, 10mg, 20mg, 30mg and 40mg dosage strengths of the Impax Product, and any future dosage strengths of the Impax Product under the Impax ANDA for which Impax obtains first applicant status as described in Section 505(j)(5)(B)(iv) of the FD&C Act, shall be exclusive as to all but (i) the Opana ER® Product and any Opana ER®-branded products that are not sold as generic products and (ii) generic products covered by agreements executed by Endo and/or Penwest and a Third Party that holds an ANDA referencing the Opana® ER Product as of or prior to the Effective Date. The “Exclusivity Period” for each such dosage strength of the Impax Product is defined as starting on the Commencement Date and ending on the earlier of (x) 12:01 A.M. EST on the day after the 180-day period described in 21 U.S.C. § 355(j)(5)(B)(iv) for such dosage strength; and (y) 12:01 A.M. EST on the day after the FDA determines that the 180-day period described in 21 U.S.C. § 355(j)(5)(B)(iv) for such dosage strength has been forfeited by the occurrence of any event, including those described in 21 U.S.C. § 355(j)(5)(D)(i)(I)-(IV). Prior to the expiration of the Exclusivity Period, neither Endo nor Penwest nor any of their respective Affiliates shall (A) sell, offer to sell, import, or distribute any generic version of products that are the subject of the Opana® NDA, (B) license or authorize any Third Party to sell, offer to sell, import or distribute any generic version of products that are the subject of the Opana® NDA, and/or (C) sell or license or authorize under the Opana® ER Patents any Third Party to sell an Opana® ER Generic Product in or for the Territory, except as provided for herein. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Endo or Penwest from entering into bona fide settlements with Third Parties relating to ANDAs filed by such Third Parties in relation to the Opana® ER Product, which settlements may include licenses and covenants not to sue under the Opana® ER Patents; provided, however, that such settlement or any other agreement entered into by Endo or Penwest with any such Third Party shall not grant any right or license authorizing such Third Party to make, have made, use, sell, offer to sell, import or distribute products that are the subject of the Opana® NDA. Following the expiration of the Exclusivity Period with respect to the dosage strengths referenced above, and at all times with respect to the 7.5mg and 15mg dosage strengths of the Impax Product and any other dosage strengths of the Impax Product under the Impax ANDA for which Impax

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does not obtain first applicant status as described in Section 505(j)(5)(B)(iv) of the FD&C Act, the License granted to Impax shall be non-exclusive.
          (d) Impax, Endo and Penwest each agrees to negotiate in good faith an amendment to the terms of the License to any patents which issue from any Pending Applications for the time period following the Exclusivity Period.
          (e) For avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the License and Covenant Not To Sue do not grant to Impax any rights or immunities, or impose on Impax any restrictions, with respect to any products other than the Impax Products, including any combination products.
          (f) In the event that the Commencement Date has occurred and the License has become effective due to an at-risk launch by a Third Party of an FDA-approved generic extended release oxymorphone product that is AB-rated to Opana® ER, and Endo and Penwest are successful in stopping such Third Party that engaged in such at-risk launch from selling such generic extended release oxymorphone product in the Territory, Endo and Penwest may, at their discretion, suspend the Commencement Date upon written notice to Impax, in which case Impax immediately shall, subject to Section 3.2, cease making, using, shipping, distributing, selling and/or offering to sell the Impax Products until such time as the License becomes effective again due to the triggering of the Commencement Date, provided that any activities conducted by Impax or any of its Affiliates prior to such suspension shall remain subject to the License and Covenant Not to Sue.
          (g) Impax will have no right or immunity under the License or the Covenant Not To Sue to, market, offer to sell or sell the Impax Products to any Person outside of the Territory or to any Person that Impax knows, or should reasonably be expected to know, may, directly or indirectly, market, offer to sell, sell or use any of the Impax Products outside of the Territory. Notwithstanding the foregoing, nothing herein shall be construed as an admission or waiver as to any factual or legal matter by any Party or their Affiliates with respect to any products other than Impax Products, or to any jurisdiction outside of the Territory (including without limitation, with respect to any ex-U.S. equivalents of any generic oxymorphone products or any ex-U.S. patents or patent applications.)
     Section 4.2. License Term. The term of the License (“License Term”) will commence on the applicable Commencement Date for each Impax Product and will continue, unless earlier suspended or terminated pursuant to this Agreement, until the expiration of all claims of the Licensed Patents.
     Section 4.3. Royalties. Impax agrees to pay to Endo a royalty on all Net Sales of Impax Products (for which dosage strengths Impax has obtained first applicant status, as described in Section 505(j)(5)(B)(iv) of the FD&C Act) sold by or on behalf of Impax during the Exclusivity Period. Such royalties shall be calculated as follows: if Endo Net Sales of Endo Products for the [**], then Impax shall pay to Endo a royalty of [**] percent ([**]%) on Net Sales of Impax Products (for which dosage strengths Impax has

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obtained first applicant status, as described in Section 505(j)(5)(B)(iv) of the FD&C Act) during the Exclusivity Period. Otherwise, no royalty shall be due. Such royalty shall be paid by Impax to Endo within ninety (90) days after the end of the Exclusivity Period by wire transfer to an account specified by Endo in writing to Impax, and shall be accompanied by a written report specifying in reasonable detail the amount of such Net Sales during the Exclusivity Period and the royalty payable therefor.
     Section 4.4. Endo Credit. If the [**] is less than the [**], then [**] shall pay to [**] shall pay [**] the amount under this Section 4.4, if any, within ninety (90) days after [**] with written documentation of all of the amounts referenced in this Section 4.4.
     Section 4.5. Steering Committee. Promptly after the Effective Date, the Parties will form a committee (the “Steering Committee”), equally represented by Endo and Impax, to meet within forty-five (45) days after the end of each quarter, beginning with the quarter ending June 30, 2010, to determine in good faith [**], if any. In making such determination, the Steering Committee shall rely on [**], or such other market data as may be determined by the Steering Committee, and shall agree on the methodology for calculating [**].
     Section 4.6. Opana® ER Patents. As among the Parties, Endo and/or Penwest will have the sole right, but not the obligation, to prosecute, maintain, enforce and defend the Opana® ER Patents in its sole discretion. Impax will have no right to prosecute, maintain, enforce or defend the Opana® ER Patents.
     Section 4.7. No Implied Rights. Except as expressly provided in Section 4.1, Endo and Penwest do not grant to Impax or any of its Affiliates or any other Person any license, right or immunity, whether by implication, estoppel or otherwise, other than as expressly granted herein. Impax will not use the name, insignia or symbols of Endo, Penwest or any of their respective Affiliates for any purpose whatsoever without Endo’s or Penwest’s, as the case may be, prior written consent. No rights are granted under this Agreement by Endo or Penwest to Impax to the use of any of Endo’s, Penwest’s or their respective Affiliates’ trademarks, or any other trademark confusingly similar thereto, and all rights to those trademarks are expressly reserved by Endo and Penwest, as the case may be. Nothing herein will be deemed to require Endo or Penwest to provide any know-how or other Confidential Information to Impax.
     Section 4.8. Governmental Approvals. Endo and Penwest make no representation that, as of the Commencement Date, Impax will be able to launch any Impax Products. Impax agrees that, notwithstanding anything to the contrary herein, it will not sell any Impax Products prior to obtaining FDA approval to sell the Impax Products. Impax will be solely responsible for, and will bear all costs involved in, the registration and approval of the Impax Products with any governmental regulatory agencies.

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     Section 4.9. Transfers. To the extent Endo, Penwest or any of their respective Affiliates assign, license, sublicense or otherwise transfer any right, title or interest in or to the Opana® NDA or the Opana® ER Patents, or any other patents or patent applications or regulatory exclusivities subject to same, to any Third Party, Endo and Penwest, on behalf of themselves and their respective Affiliates, will make such assignment, license, sublicense or other transfer subject to any restrictions or limitations under the License, waivers and Covenant Not To Sue granted herein.
     Section 4.10. FDA Cooperation. (a) Within five (5) business days of Impax’s request, Endo shall provide the FDA with written confirmation of the Commencement Date and the license, covenants and waivers herein, including, where applicable, written confirmation that the Commencement Date is before January 1, 2013, and including, where applicable, written confirmation that the restriction specified in the Stipulation of Dismissal and Order does not bar entry by Impax on a date prior to January 1, 2013. Concurrently with such request, Impax shall provide to Endo the desired form of written confirmation to be provided to the FDA.
          (b) Endo and/or Penwest shall waive any period of regulatory exclusivity to the extent such exclusivity would preclude or impede the launch of the Impax Product as of the Commencement Date. Endo and/or Penwest shall provide reasonable cooperation to Impax in connection with such waiver, including by (i) submitting a mutually agreeable notice to FDA of the existence of such waiver and (ii) not opposing the approval of Impax Product effective as of the Commencement Date based on any applicable regulatory exclusivity in force at the time. Such notice will be delivered by Endo to FDA within five (5) business days of receipt of written request from Impax, provided that the form of such notice has been agreed to as set forth above, such agreement not to be unreasonably withheld, delayed or conditioned. For purposes of clarity, nothing in this Section 4.10(b) is intended to or does accelerate the Commencement Date.
     Section 4.11. NDC. Endo shall at all times during the term of this Agreement maintain (or otherwise not change the status of) the National Drug Code(s) in respect of the Opana® ER Product until the end of the Exclusivity Period, unless otherwise directed by the FDA.
ARTICLE V.
CONFIDENTIALITY
     Section 5.1. Publicity. No Party or any of its Affiliates or representatives may make any press release or public announcement concerning the existence or terms of this Agreement without the other Parties’ prior written consent, except for subsequent disclosure of information which is substantially similar to publicly available information that has previously been disclosed as permitted by this Section 5.1 or by Section 5.2. The terms of this Agreement, and all confidential information exchanged by the Parties during the course of the negotiations of the transactions contemplated hereby (“Confidential Information”), will remain strictly confidential, and neither the contents of this Agreement, the subject matter hereof or the Confidential Information will be, directly or

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indirectly, discussed with or disclosed to any Third Party, other than those employees, officers, directors and advisors of each Party who need to know such information for the sole purpose of effecting the intent of this Agreement and who agree to keep such information confidential and who agree to be bound by the terms of this Article V to the same extent as if they were parties hereto, provided that this Agreement may be disclosed to governmental authorities as contemplated by Section 2.1, and this Agreement and the Confidential Information may be disclosed as permitted by Section 5.2 and in connection with pending litigation over the Opana® ER Product and/or Opana® ER Patents. If a Party is contacted by any media outlets or press regarding the New Jersey Action, such Party may confirm that the New Jersey Actions have been settled without disclosing any terms of this Agreement or the terms of this settlement except to the extent permitted under this Section 5.1.
     Section 5.2. Required Disclosure. If a Party concludes in good faith that it is required by applicable law, FDA rule or requirement, rules or regulations promulgated by the U.S. Securities and Exchange Commission or any other governmental authority, regulatory agency or self-regulatory body, or legal proceeding or order by a court of competent jurisdiction to disclose the terms of this Agreement, the Party required to make such disclosure will (a) endeavor to obtain confidential treatment of the terms of this Agreement; and (b) include in such disclosure only the information that, after consultation with counsel, such Party believes is required to be disclosed.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
     Section 6.1. Representations as to Endo and Penwest. Each of Endo and Penwest hereby represents and warrants to Impax as of the Effective Date as follows:
          (a) it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized by it. Upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding agreement, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies;
          (b) neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated herein requires it to obtain any permits, authorizations or consents from any governmental body or from any other person, firm or corporation other than such permits, authorizations or consents as it has already obtained;
          (c) it has the right to grant to Impax the License and the Covenant Not To Sue;

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          (d) it has not assigned or otherwise transferred to any Person any of its claims, rights, causes of action, counterclaims or defenses that are covered by the release granted under Section 3.6(b); and
          (e) it has not licensed or authorized any Third Party or Affiliate to sell, offer to sell, import or distribute any generic version of products that are the subject of the Opana® NDA.
     Section 6.2. Representations as to Impax. Impax represents and warrants to Endo and Penwest as of the Effective Date as follows:
          (a) Impax has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized by Impax. Upon execution and delivery of this Agreement by Impax, this Agreement will constitute a legal, valid and binding agreement of Impax, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies;
          (b) neither the execution and delivery of this Agreement nor consummation of the transactions contemplated herein requires Impax to obtain any permits, authorizations or consents from any governmental body or from any other person, firm or corporation;
          (c) to its knowledge, Impax has produced to Endo and Penwest in the New Jersey Actions a full and complete copy of the Impax ANDA, including all amendments and supplements thereto, as of the Effective Date; and
          (d) Impax has not assigned or otherwise transferred to any Person any of its claims, rights, causes of action, counterclaims or defenses that are covered by the release granted under Section 3.6(a).
     Section 6.3. Disclaimer. ENDO AND PENWEST ARE LICENSING THE LICENSED PATENTS TO IMPAX ON AN “AS IS” BASIS. ENDO AND PENWEST MAKE NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE LICENSED PATENTS AND THE SUBJECT OF ANY LICENSE OR COVENANT NOT TO SUE HEREUNDER, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT, AND ANY WARRANTIES OF FREEDOM OF INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS. NEITHER ENDO, PENWEST, NOR ANY EMPLOYEE OR AGENT OF EITHER OF THEM, SHALL HAVE ANY LIABILITY TO IMPAX, OR ITS AFFILIATES, OR ANY OTHER PERSON ARISING OUT OF THE USE OF THE LICENSED PATENTS, INCLUDING TO THE LACK OF MERCHANTABILITY, INADEQUACY OR UNSUITABILITY OF THE LICENSED

Settlement and License Agreement
PATENTS FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN. ENDO AND PENWEST AND THEIR AFFILIATES, EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS SHALL NOT BE LIABLE IN ANY WAY WHATSOEVER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES SUFFERED BY IMPAX OR ANY THIRD PARTY IN CONNECTION WITH THIS AGREEMENT, INCLUDING LOST PROFITS OR BUSINESS REVENUE OR OTHER ECONOMIC LOSS OF ANY KIND WHATSOEVER, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR ENDO, PENWEST OR THEIR AFFILIATES, EMPLOYEES, AGENTS, OFFICERS OR DIRECTORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE VII.
INDEMNITY
     Indemnification. Impax will indemnify and defend Endo, Penwest and their respective Affiliates and the directors, officers and employees of Endo, Penwest and any such Affiliates, and hold each of them harmless from and against any and all claims, suits, losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs and the costs of enforcing this indemnity) incurred by any of them arising from or occurring as a result of any claims, demands, actions and other proceedings of a Third Party, whether for any actual or alleged product defect, product liability or other related claims, relating to any Impax Product. Any indemnitee that intends to claim indemnification under this Article VII promptly will notify Impax in writing of each claim in respect of which the indemnitee or any of its Affiliates, or their directors, officers or employees intend to claim such indemnification, provided that the failure to provide such notice shall not release Impax from its obligations under this Article VII except to the extent that Impax is actually and materially prejudiced thereby. The indemnitee under this Section and its Affiliates, officers, directors, employees and agents will reasonably cooperate with Impax and its legal representatives, at Impax’s expense, in the investigation and defense of any claim or loss covered by this indemnification.
ARTICLE VIII.
TERMINATION
     Section 8.1. Term. The term of this Agreement will commence on the Effective Date and, unless terminated in accordance with this Agreement, will continue through the License Term.
     Section 8.2. Termination. Endo and Penwest each may terminate this Agreement upon written notice effective immediately if (i) Impax or any of its Affiliates breaches the first sentence of Section 3.2, (ii) Impax or any of its Affiliates challenges the validity or enforceability of the Licensed Patents with respect to any product that is the subject of the Impax ANDA, or the infringement of the Licensed Patents by any product that is the subject of the Impax ANDA, or if Impax or any of its Affiliates participates in or supports, directly or indirectly, any such challenges with respect to any Opana® ER Generic Product by any Third Party, except Impax shall be permitted to maintain the

Settlement and License Agreement
Paragraph IV Certifications contained in the Impax ANDA, or (iii) Impax or any of its Affiliates makes, has made, uses, offers for sale, sells or imports in the Territory, directly or indirectly, any Opana® ER Generic Product or assists or authorizes any Third Party to do any of the foregoing prior to the Commencement Date, subject to Impax’ allowed pre-Commencement Date activities outlined in Section 3.2 and except for any such activities relating to products that are the subject of the Impax ANDA that were engaged in by Impax or its Affiliates prior to the Effective Date and that would have given rise to a claim of infringement of the Licensed Patents. For the sake of clarity, nothing in this Section 8.2(b) shall permit termination if Impax asserts the invalidity, unenforceability or non-infringement of the Licensed Patents in any future litigation concerning any product that is not the subject of the Impax ANDA.
     A termination of this Agreement by one Party shall be deemed to be a termination of this Agreement as to all Parties.
     Section 8.3. Effect of Termination. If this Agreement is terminated pursuant to Section 8.2, (a) Endo and Penwest will have the right to recommence or refile the New Jersey Actions; (b) each Party consents, with respect to any such refiled New Jersey Actions, to (i) the exclusive jurisdiction of the United States District Court for the District of New Jersey, and irrevocably and unconditionally waives any objection to the laying of venue in such court or that the New Jersey Actions has been brought in an inconvenient forum, and (ii) waive any statute of limitations defenses in connection with such recommenced or refiled New Jersey Actions; (c) the License and Covenant Not To Sue automatically and immediately will terminate; and (d) Impax would have the right to defend itself on any basis, including challenging the validity and enforceability of the Opana® ER Patents or the non-infringement thereof. Termination or expiration of this Agreement shall not release any Party from liability (in an action at law or otherwise) for any obligations, liabilities or damages incurred prior to such termination and arising out of a breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
     Section 8.4. Survival. Sections 2.2, 3.4, 3.5, 3.6, 6.1, 6.2, 6.3, 8.3, 8.4 and Articles I, V and VII will survive the expiration or termination of this Agreement.
ARTICLE IX.
MISCELLANEOUS
     Section 9.1. Governing Law; Jurisdiction. The validity and interpretation of this Agreement and the legal relations of the Parties to it will be governed exclusively by the internal laws, and not the law of conflicts, of the State of New Jersey.
     Section 9.2. Notices. All notices, requests and other communications hereunder will be in writing, will be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and will be either (a) delivered by hand, (b) made by facsimile transmission (to be followed with written confirmation by the delivering Party), (c) sent by private courier service providing evidence of receipt, or (d) sent by registered or certified mail, return receipt

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requested, postage prepaid. The addresses and other contact information for the Parties are as follows:

For Impax:	Impax Laboratories, Inc. 121 New Britain Blvd. Chalfont, PA 18914 Facsimile No.: (215) 933-0333 Attn: Chris Mengler, President, Generic Division

with a copy (which shall not constitute notice) to:	Impax Laboratories, Inc. 30831 Huntwood Avenue Hayward, CA 94544 Facsimile No.: (510) 471-3200 Attn: Margaret Snowden, Vice President, Intellectual Property

For Endo:	Endo Pharmaceuticals Inc. 100 Endo Boulevard Chadds Ford, PA 19317 Facsimile No.: (610) 558-9682 Attn: President

with a copy to:	Endo Pharmaceuticals Inc. 100 Endo Boulevard Chadds Ford, PA 19317 Facsimile No.: (610) 558-9684 Attn: Chief Legal Officer

For Penwest:	Penwest Pharmaceuticals Co. 2981 Route 22 Suite 2 Patterson, NY 12563 Attn: President & CEO
or to such other addresses as will have been subsequently furnished by written notice to the other Parties.
     Section 9.3. Entire Agreement; Waiver. This Agreement, including the Appendix attached hereto, together with the Development Agreement between Endo and Impax, dated as of the date hereof, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior drafts or understandings. No change, modification, amendment or waiver of any obligation, term or provision contained herein will be valid or enforceable unless the same is reduced to writing and

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signed by a duly authorized representative of each of the Parties to be bound hereby. The waiver by a Party to this Agreement of a breach of any provision set forth herein or of any right contained herein will not operate as or be construed as a continuing waiver or a waiver of any subsequent breach or right granted herein.
     Section 9.4. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed be an original, but all of which together will constitute one agreement.
     Section 9.5. No Third Party Beneficiaries. Except as expressly provided herein, nothing is intended or will be construed to confer upon any person or entity other than the Parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.
     Section 9.6. Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. This Agreement and the rights granted herein may not be assigned or transferred (whether by contract, operation of law or otherwise) by any Party without the prior written consent of the other Parties, provided that this Agreement shall be assignable by a Party (a) to an Affiliate or (b) in connection with the sale of all or substantially all of the assets of the business of such Party to which this Agreement relates, and provided further that (i) the Party whose assets are being sold notifies the other Parties of any such assignment of this Agreement in writing (including the identity of the assignee) and (ii) the purchaser of those assets provides written confirmation that it agrees to assume all of the assigning Party’s obligations hereunder. The covenants, rights and obligations of each Party under this Agreement shall remain binding upon such Party notwithstanding any assignment or transfer of this Agreement by such Party as permitted by this Section 9.6, and also shall inure to the benefit of and be binding upon any permitted assignee or transferee of this Agreement.
     Section 9.7. Irreparable Harm. Each Party acknowledges and agrees that, in the event of any threatened or actual breach by it of the first sentence of Section 3.2, Section 3.3 or Article V, the other Parties will suffer immediate and irreparable injury not fully compensable by monetary damages and for which the other Parties may not have an adequate remedy at law. Accordingly, each Party agrees that if one of the other Parties institutes an action or proceeding to enforce any provisions of this Agreement, such other Party or Parties will be entitled to seek injunctive or other equitable relief as may be necessary or appropriate to enjoin, prevent or curtail any such breach or threatened breach. The foregoing will be in addition to and without prejudice to such other rights as each Party may have under this Agreement, at law or in equity.
     Section 9.8. Expenses. Each Party will pay its own expenses incurred in connection with its negotiation of this Agreement and the consummation of the transactions contemplated hereby.

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     Section 9.9. Headings. The headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
     Section 9.10. Construction. References to any NDA or ANDA in this Agreement include, unless expressly indicated otherwise, all replacements and successors and all amendments and supplements to the foregoing. The term “including” means “including, without limitation,” and “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole.
[Remainder of page left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

ENDO PHARMACEUTICALS INC.

By:	/s/ David P. Holveck

Name and Title: David P. Holveck, President & CEO

Date: June 7, 2010

PENWEST PHARMACEUTICALS CO.

By:	/s/ Jennifer L. Good

Name and Title: Jennifer L. Good, President & CEO

Date: June 8, 2010

IMPAX LABORATORIES, INC.

By:	/s/ Arthur A. Koch, Jr.

Name and Title: Arthur A. Koch, Jr., SVP-CFO

Date: June 8, 2010

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APPENDIX A
STIPULATION OF DISMISSAL AND ORDER
UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

ENDO PHARMACEUTICALS INC.		)
and PENWEST PHARMACEUTICALS CO.,		)
)
	Plaintiffs,	)
		)	C.A. No. 09-831-KSH-PS
v.		)	C.A. No. 09-832-KSH-PS
		)	C.A. No. 09-833-KSH-PS
IMPAX LABORATORIES, INC.,		)
)
	Defendant.	) ) )
     WHEREAS, plaintiffs allege that Penwest Pharmaceuticals Co. (“Penwest”) is the assignee and owner of U.S. Patents 5,662,933, 5,958,456 and 7,276,250 (the “Asserted Patents”), and that Endo Pharmaceuticals Inc. (“Endo”) is an exclusive licensee of the Asserted Patents in the relevant field of use pursuant to a strategic alliance agreement with Penwest;
     WHEREAS, defendant Impax Laboratories, Inc. (“Impax”) has submitted to the U.S. Food and Drug Administration Abbreviated New Drug Application No. 79-087 (“Impax ANDA”) for approval to market and sell generic oxymorphone HCl extended-release tablets; and
     WHEREAS, Endo, Penwest and Impax have entered into a Settlement and License Agreement, dated as of June 8, 2010 (“Settlement and License Agreement”), pursuant to which the parties have resolved the above-referenced action and Plaintiffs have granted to Impax a license under the Asserted Patents in the United States.
     NOW, THEREFORE, Endo, Penwest and Impax stipulate that:

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1.	Impax, its Affiliates and their respective officers, agents, servants, employees and attorneys will not, until the applicable Commencement Date (as defined in the Settlement and License Agreement), engage in the manufacture, use, marketing, offer for sale, or sale in the United States, or importation into the United States, of any generic version of the Opana® ER product, except that (a) Impax shall be permitted to manufacture and market (but not use or sell) such products for a reasonable period of time prior to the applicable Commencement Date solely for the purpose of selling such products only on or after the Commencement Date, as set forth in the Settlement and License Agreement, and (b) Impax may conduct, directly or indirectly, any activities protected under 35 U.S.C. § 271(e)(1). The foregoing shall terminate automatically upon the applicable Commencement Date for each product as defined in the Settlement and License Agreement.

2.	Pursuant to Rules 41(a)(1) and 41(c) of the Federal Rules of Civil Procedure, plaintiffs, Endo, Penwest and Impax hereby stipulate and agree that the above actions C.A. Nos. 09-831, 09-832 and 09-833 -KSH-PS, including all claims, counterclaims and affirmative defenses between Plaintiffs and Impax, are dismissed with prejudice, except as provided for in sections 2.2 and 8.3 of the Settlement and License Agreement.

3.	Each party shall bear its own costs, expenses and attorneys’ fees in connection with the above-referenced actions.

4.	The parties waive any right of appeal from this Stipulation of Dismissal and Order.

5.	The Court retains jurisdiction over this Stipulation of Dismissal and Order, and the interpretation of the Settlement and License Agreement as it pertains to this Stipulation of Dismissal and Order, in the event of any dispute concerning it.

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     IT IS SO ORDERED, this                      day of                                         , 2010.

Hon. Katharine S. Hayden, U.S.D.J.
Stipulated as to form and entry:

Dechert llp

Attorneys for Plaintiffs Endo Pharmaceuticals, Inc. and Penwest Pharmaceuticals, Co.	Attorneys for Defendant and Counterclaim Plaintiff Impax Laboratories, Inc.

By:	/s/ Robert D. Rhoad	By:

Robert D. Rhoad
902 Carnegie Center
Suite 500
Princeton, NJ 08540
Telephone: (609) 955-3200

Martin J. Black
DECHERT LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Telephone: (215) 994-4000